Exhibit 99.1

AdvancePCS Announces Record Earnings For

Third Quarter Ended December 31, 2003

Reports 38th Consecutive Quarter of Record Earnings

For Immediate Release

IRVING, Texas, January 27, 2004 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today reported record earnings for its third quarter of fiscal 2004. For the quarter ended December 31, 2003, AdvancePCS generated revenues of $3.9 billion, net income of $54.5 million and earnings per diluted share of $0.55, compared to revenues of $3.8 billion, net income of $45.0 million and earnings per diluted share of $0.46 for the third quarter of the prior year. Diluted weighted average shares outstanding were 99.6 million in the third quarter of fiscal 2004 compared to 97.4 million shares in the third quarter of fiscal 2003.

As first announced on September 2, 2003, AdvancePCS and Caremark Rx, Inc. have signed a definitive merger agreement to join together our highly complementary organizations. In association with the announced transaction, AdvancePCS incurred incremental expenses that were included in the third quarter earnings reported above.

Excluding $6.0 million ($3.6 million net of taxes) in merger-related charges associated with preparing for the company’s proposed strategic combination with Caremark Rx, AdvancePCS generated earnings of $58.1 million, net of taxes, and earnings per diluted share of $0.58 for the third quarter of fiscal 2004. These results produced 29 percent and 26 percent growth rates, respectively, in earnings and earnings per diluted share on a year-over-year basis(1).

For the nine months ended December 31, 2003, the company reported revenues of $11.4 billion and net income of $154.1 million, compared with revenues of $10.5 billion and net income of $122.5 million for the comparable period last year. Diluted earnings per share were $1.57 for the nine months ended December 31, 2003 compared with $1.23 in nine months in the prior year, an increase of 28 percent. Excluding merger-related charges of $10.1 million ($6.1 million net of taxes), the company reported earnings of $160.3 million and earnings per diluted share of $1.63, producing 31 percent and 33 percent growth rates, respectively, on a year-over-year basis(1).

The company’s strong performance in the third quarter of fiscal 2004 generated cash provided by operating activities of $114.8 million during the quarter, versus $81.5 million in the third quarter of the prior year. For the nine months ended December 31, 2003, the company generated cash provided by operating activities of $267.6 million, compared to $191.0 million for the comparable period last year. During the quarter, the company paid down $100.0 million of debt and as of December 31, 2003, has a debt to annualized (current quarter multiplied by four) EBITDA(2) ratio of 0.4 times.

“We are very pleased to again report strong operating results and record earnings for our shareholders,” said David D. Halbert, AdvancePCS chairman, president and CEO. “As well, in partnership with our clients, we continued to demonstrate progress in slowing the growth of prescription expenditures through a combination of reduced utilization, increased generic dispensing, increased home delivery pharmacy service, and greater discounts from pharmaceutical manufacturers.

“Due to our strong results reported in the third quarter of fiscal 2004, we are comfortable with earnings guidance for fiscal 2004 ranging from $2.20 to $2.22 per diluted share, excluding the impact of merger-related charges. These expectations represent 29 to 30 percent earnings growth over fiscal 2003.”

Operations

Home delivery pharmacy claims increased during the third quarter by 10 percent over the same quarter of the prior year and 4 percent sequentially over the second fiscal quarter. This sequential growth was driven by the success of the company’s mail penetration programs launched earlier this year which are increasing home delivery within our existing client base.

“Our highly efficient home delivery pharmacy operations continue to grow as our clients and their members recognize the attractive economics and convenience of home delivery,” Halbert said. “Home delivery pharmacy service is a win for our clients and a win for their members.”

AdvancePCS SpecialtyRx, the company’s specialty pharmacy business, continued its significant growth during the third quarter. Specialty pharmacy revenues were $121.5 million, or $486 million on an annualized basis, during the third quarter, compared to $68.8 million during the comparable quarter last year, representing 77 percent growth. On a sequential basis, specialty pharmacy revenues in the third quarter grew 14 percent over the second quarter of fiscal 2004.

Recently, AdvancePCS SpecialtyRx signed an agreement with Genentech, Inc. to distribute RAPTIVA™ (efalizumab) to patients who have their pharmacy benefits managed by AdvancePCS. RAPTIVA was approved in the fourth quarter by the U.S. Food and Drug Administration for the treatment of chronic moderate-to-severe plaque psoriasis in adults age 18 or older who are candidates for systemic therapy or phototherapy. Of the 4.5 million Americans with psoriasis, about 500,000 may be initial candidates for this new biologic therapy.

“We have built a business of scale in our specialty operations, and we are pleased to see our clients’ members are receiving the clinical and economic benefits of our programs,” said Danny Phillips, senior executive vice president, responsible for the Medical Management Group. “Our specialty team has done a phenomenal job of producing profitable growth while delivering exceptional, specialized care and service to our most severely ill members.”

During this past quarter, Accordant Health Services, the complex, chronic disease management subsidiary of AdvancePCS, released a study offering further evidence of the benefit of its disease management programs. The study’s results showed that Accordant’s rare and complex disease management program reduced overall medical costs by 24 percent per year over a two year period.

“In the third quarter, Accordant reached its first full year mark since being acquired by AdvancePCS,” said Phillips. “This addition to our product offering has significantly exceeded our expectations. Accordant continues to increase its value proposition to our client base as the premier disease management company in America.”

Client Update

AdvancePCS recently received the results of the annual survey by the Pharmacy Benefit Management Institute. Employers ranked AdvancePCS highest overall in service and performance among the publicly traded pharmacy benefit management companies. As well, AdvancePCS demonstrated the greatest improvement during the past three annual surveys in overall service and performance.

“We are extremely pleased to be recognized for our accomplishments in ensuring positive experiences for both our clients and their members,” Halbert said. “This study helps validate just how much clients value our service levels as well as our tools and expertise in managing their pharmacy benefits. We will continue to put our clients’ needs first and innovate products and services in conjunction with our clients, a philosophy that has been key to our success as the leading health improvement company.”

Recently, AdvancePCS entered into multi-year renewal agreements with several large clients, including BlueCross and BlueShield of South Carolina, the state’s largest health insurer, and Wellmark, Inc., which does business as Wellmark Blue Cross and Blue Shield of Iowa and Wellmark Blue Cross and Blue Shield of South Dakota. As well, AdvancePCS recently extended its full-service contract with Tufts Health Plan.

“We are pleased to be renewing our relationships with these premier clients,” Halbert said. “These renewals reflect the strength of our partnership with our clients, our excellent service levels, and the value of the unique programs we are co-developing with our clients.”

Finally, AdvancePCS continues to expand upon its introduction of new technology that provides physicians with prescription tools that help reduce medication errors and enhance the quality of care via a convenient handheld personal digital assistant and a secure Web site. Recently, the company agreed to implement a new program with BlueCross and BlueShield of South Carolina and launched phase two of a program with Horizon Blue Cross Blue Shield of New Jersey that enables physicians to make more informed prescribing decisions by providing critical safety and clinical information, as well as preferred drug list information, via the handheld devices.

Conference Call Information

As previously announced, AdvancePCS will hold an investor conference call at 10:00 a.m. CST on Wednesday, January 28, 2004, to review the financial results and discuss the general operations of the company. The call will be broadcast live through the Internet and can be accessed at the investor relations section of the AdvancePCS Web site at www.advancepcs.com. The Webcast will be archived and available for replay. A telephone replay of the conference call will be available beginning at 1 p.m. CST on January 28 by dialing 888-203-1112, confirmation code 565060.

About AdvancePCS

AdvancePCS is the nation’s leading independent provider of health improvement services. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, outcomes research, information management, prescription drug services for the uninsured and online health information for consumers. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, third-party administrators, state and local governments, and other health plan sponsors.

AdvancePCS is listed as both a Fortune 500 and a Fortune 500 Global company. AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the No. 3 spot on the Barron’s 500 list of best performing companies.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to:

•	Risks associated with competition in our industry, including client retention, the ability to consummate contracts with new clients and pricing and margin pressures from competitors and client demands;

•	Risks related to our relationships with pharmaceutical manufacturers or a change in pricing, discounts or other practices of these manufacturers;

•	Risks related to compliance with governmental legislation and regulations, including compliance with any changes in the interpretations of existing laws and regulations and the passage of new legislation or regulations;

•	Risks related to our ability to develop, market and sell new products, services and technologies;

•	Risks associated with adverse results in litigation or other liability claims asserted against us, including professional liability claims in excess of our insurance coverage and challenges to our business practices;

•	Risks related to maintaining our pharmacy network affiliations;

•	Risks associated with managing and integrating past and future acquisitions;

•	Risks associated with maintaining and managing our growth;

•	Risks associated with the general changes in the health care industry, including increases in health care costs, changes in drug utilization and the introduction rates of new drugs;

•	Risks associated with our ability or inability to attract and retain qualified personnel;

•	Risks associated with general economic and business conditions, including exposure to clients’ credit risks;

•	Risks associated with our debt obligations, including compliance with covenants contained in our credit agreements; and

•	Risks associated with delays or failure in completing our proposed merger with Caremark Rx, Inc.

# # #

Contacts:	Investors
Leslie Simmons
Senior Vice President, Corporate Communications
469-524-7970

John Jennings
Vice President, Investor Relations
469-524-7235

Media

Dale Thomas

Manager, Public Relations

480-614-7212

Condensed Statement of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended Dec. 31,		Nine Months Ended Dec. 31,
	2003	2002	2003	2002
Revenues(3)	$3,905,598	$3,757,689	$11,401,970	$10,495,728
Cost of revenues(3)	3,737,632	3,616,732	10,916,566	10,093,962
Selling, general and administrative	65,898	56,387	194,816	163,834
Merger-related charges	6,030	—	10,095	—

Operating income	96,038	84,570	280,493	237,932
Interest expense, net	4,893	8,983	21,586	29,439
Loss on early retirement of debt(4)	—	—	—	2,444
Loss from joint venture	1,123	1,253	4,119	3,510

Income before taxes	90,022	74,334	254,788	202,539
Provision for income taxes(4)	35,558	29,362	100,641	80,016

Net income	$54,464	$44,972	$154,147	$122,523

Net income per share:
Diluted	$0.55	$0.46	$1.57	$1.23
Basic	$0.59	$0.50	$1.68	$1.34

Weighted average shares outstanding:
Diluted	99,564	97,394	98,228	99,302
Basic	92,990	89,983	91,967	91,540

Supplemental Data

(Unaudited)

(in thousands)

	Three Months Ended Dec. 31		Nine Months Ended Dec. 31
	2003	2002	2003	2002
EBITDA Reconciliation(2):
Net Income	$54,464	$44,972	$154,147	$122,523
Add:
Interest expense, net	4,893	8,983	21,586	29,439
Loss on early retirement of debt	—	—	—	2,444
Income taxes	35,558	29,362	100,641	80,016
Depreciation & amortization	14,103	11,780	41,628	33,469

EBITDA	$109,018	$95,097	$318,002	$267,891

Current income taxes	(35,558)	(29,362)	(100,641)	(80,016)
Interest expense, net	(4,893)	(8,983)	(21,586)	(29,439)
Loss on early retirement of debt	—	—	—	(2,444)
Undistributed loss from JV	(1,123)	(1,253)	(4,119)	(3,510)
Other adjustments to reconcile net income to net cash provided by operating activities	47,383	25,972	75,908	38,476

Net cash provided by operating activities	$114,827	$81,471	$267,564	$190,958

Pharmacy network claims processed	125,698	125,724	367,538	364,527

Mail pharmacy prescriptions filled	4,456	4,042	12,909	11,379

Adjusted claims(5)	139,068	137,849	406,265	398,663

Revenues (%)
Data Services	79.5	82.4	80.1	82.7
Mail Services	18.9	16.3	18.3	16.0
Clinical and Other	1.6	1.3	1.6	1.3

Condensed Balance Sheet Data

(Unaudited)

(in thousands)

	Dec. 31, 2003	Mar. 31, 2003
Cash	$130,316	$111,247
Accounts receivable, net	1,416,584	1,627,931
Inventories	326,874	99,429
Property & equipment, net	143,097	151,200
Goodwill and intangible assets, net	1,643,138	1,629,320
Other assets	99,621	93,617

Total assets	3,759,630	3,712,744

Claims and accounts payable	2,060,465	2,005,306
Accrued expenses	120,958	107,048
Long-term debt, including current portion	187,871	448,011
Other liabilities	192,560	181,905

Total liabilities	2,561,854	2,742,270

Stockholders’ equity	1,197,776	970,474

Total liabilities & stockholders’ equity	$3,759,630	$3,712,744

Long-term debt, including current portion, consisted of the following:
Senior notes	$187,825	$187,825
Asset securitization facility and other	46	260,186

	$187,871	$448,011

Condensed Cash Flow Statement

(Unaudited)

(in thousands)

	Nine Months Ended
	Dec. 31, 2003	Dec. 31, 2002
Cash flows from operating activities:
Net income	$154,147	$122,523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,628	33,469
Other	71,789	34,966

Net cash provided by operating activities	267,564	190,958

Cash flows from investing activities:
Purchase of property and equipment	(23,778)	(58,670)
Acquisition, net of cash acquired, and JV investment, and other	(2,213)	(75,883)

Net cash used in investing activities	(25,991)	(134,553)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	37,636	8,102
Purchase of Class A Common Stock — Treasury Stock	—	(87,739)
Net activity on asset securitization facility	(259,998)	120,000
Payments on long-term obligations	(142)	(163,022)
Other	—	(1,655)

Net cash used in financing activities	(222,504)	(124,314)

Net increase (decrease) in cash	19,069	(67,909)

Cash and cash equivalents, beginning of period	111,247	139,145

Cash and cash equivalents, end of period	$130,316	$71,236

Notes:

(1)	The following table provides a breakdown of the items to reconcile earnings and earnings per share excluding merger-related charges associated with the company’s strategic combination with Caremark Rx, announced September 2, 2003, to reported net income and earnings per share.

(in thousands, except per share data)	Three Months Ended Dec. 31, 2003	Nine Months Ended Dec. 31, 2003
Merger-related charges associated with Caremark Rx strategic combination:
Total merger-related charges	$6,030	$10,095
Effective tax rate	39.5%	39.5%

Taxes associated with merger-related charges	2,382	3,988

Total merger-related charges, net of taxes	$3,648	$6,107

Reconciliation to Net Income:
Net income as reported	$54,464	$154,147
Total merger-related charges, net of taxes	3,648	6,107

Earnings excluding merger-related charges	$58,112	$160,254

Reconciliation to Earnings Per Diluted Share:
Net income per share as reported	$0.55	$1.57
Total merger-related charges, net of taxes, per share	0.03	0.06

Earnings per share excluding merger-related charges	$0.58	$1.63

(2)	EBITDA is net income before interest, loss on early retirement of debt, taxes, depreciation and amortization expenses. EBITDA is a supplemental measure used to evaluate a company’s ability to incur and service indebtedness and capacity for making capital expenditures. EBITDA does not represent funds available for discretionary use and should not be considered as an alternative to net income or cash flow from operating activities measured under GAAP or as a measure of liquidity. In addition, our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. We believe that net cash provided by operating activities is the most directly comparable financial measure calculated and presented in accordance with GAAP. However, we have reconciled EBITDA to net income as well as net cash provided by operating activities in the Supplemental Data.

(3)	During the fourth quarter of fiscal 2003, we adopted EITF 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” The company elected to adopt the EITF retrospectively. The effect of the adoption had no effect on gross profit, operating income, net income, earnings per share or cash flow but resulted in an equal reduction of revenues and cost of revenues. All periods presented reflect the retrospective adoption.

(4)	In accordance with Statement of Financial Accounting Standards No. 145 (an amendment of FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”) any gain or loss on extinguishment of debt that was classified as an extraordinary item shall be reclassified. Accordingly, the loss on early retirement of debt in the prior year has been reclassified, as has the related provision for income taxes.

(5)	Adjusted claims are defined as pharmacy network claims processed plus mail pharmacy prescriptions multiplied by 3, as mail claims typically represent a 3-month supply, while pharmacy network claims typically represent a one-month supply.